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                                                                 Exhibit (h)(22)

           FORM OF AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

               ING EQUITY TRUST - ING PRINCIPAL PROTECTION FUNDS

      THIS EXPENSE LIMITATION AGREEMENT, effective as of this 23rd day of September, 2002, by and between ING Investments, LLC (the "Investment Manager"), Aeltus Investment Management, Inc. (the "Sub-Adviser") and ING Equity Trust (the "Trust"), on behalf of each series of the Trust which is an ING Principal Protection Fund set forth on Schedule A hereto (each a "Fund," and collectively, the "Funds"), as such schedule may be amended from time to time to add additional series.

      WHEREAS, the Trust is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust; and

      WHEREAS, the Trust and the Investment Manager desire that the provisions of this Agreement do not adversely affect a Fund's status as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), do not interfere with a Fund's ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

      WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement dated May 9, 2001, as amended (the "Management Agreement"), pursuant to which the Investment Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

      WHEREAS, the Investment Manager and the Sub-Adviser have entered into a Sub-Adviser Agreement dated May 9, 2001, as amended (the "Sub-Adviser Agreement"), pursuant to which the Sub-Adviser provides investment advisory services to each Fund identified on Schedule A (each a "Sub-Advised Fund") for compensation based on the value of the average daily net assets of each such Sub-Advised Fund; and

      WHEREAS, the Trust, the Investment Manager and the Sub-Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject.

      NOW THEREFORE, the parties hereto agree as follows:

1.    Expense Limitation.

      1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of a Fund in any fiscal year, including but not limited to investment management fees payable to the Investment Manager, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other
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expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by such Fund's Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager, subject to the allocation provisions set forth in Section 3 below.

      1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of a Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of such class of such Fund.

      1.3. Method of Computation. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of a Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of a Fund exceed the Operating Expense Limit for that class of such Fund, the Investment Manager shall remit to the appropriate class of such Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. Any such amounts remitted to a Fund shall be allocated among the classes of the Fund in accordance with the terms of the Fund's Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act. The Trust may offset amounts owed to such Fund pursuant to this Agreement against the advisory fee payable to the Investment Manager.

      1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to each class of a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.    Recoupment of Fee Waivers and Expense Reimbursements.

      2.1. Recoupment. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of a Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from such Fund the investment management fees waived or reduced and other payments remitted by the Investment Manager to such class of such Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped. Any such amounts recouped from a class of a Fund shall be recouped in accordance with the principles of the Fund's Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.

      2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of a Fund for the prior fiscal year (including any


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recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Allocation between Investment Manager and Sub-Adviser with Respect to Sub-Advised Funds.

      3.1. Allocation of Excess Amount. The Investment Manager shall be solely responsible for payment of the Excess Amount in an amount up to 0.05% of a sub-advised Fund's average daily net assets in excess of the Operating Expense Limit. With respect to any remaining Excess Amount, for so long as the fee payable to the Sub-Adviser under the Sub-Adviser Agreement is equal to 50% of the advisory fee payable to the Investment Manager by the Sub-Advised Fund, the Sub-Adviser shall waive or reduce its portfolio management fee and/or promptly remit to the Investment Manager an amount that is sufficient to pay 50% of any remaining Excess Amount paid to the Sub-Advised Fund by the Investment Manager pursuant to Section 1 of this Agreement. The Investment Manager may offset amounts owed to the Investment Manager pursuant to this Section 3.1 against the sub-advisory fee paid to the Sub-Adviser.

      3.2. Allocation of Recoupments. The Investment Manager shall promptly remit to the Sub-Adviser 50% of any amount recouped by the Investment Manager from any Sub-Advised Fund pursuant to Section 2 of this Agreement, provided that the Investment Manager shall not remit amounts recouped to the Sub-Adviser until the Investment Manager has recouped the 0.05% of such Sub-Advised Fund's average daily net assets paid under Section 3.1 above.

      3.3. Accounting. The Trust and the Investment Manager will provide to the Sub-Adviser reasonable access to the books and records of each for purposes of confirming the amounts contributed and recouped under this Agreement.

4.    Term and Termination of Agreement.

      This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A hereto (the "Guarantee Maturity Date"), as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee within ninety (90) days of the end of the then-current term for that Fund; provided, however, that the Sub-Adviser may terminate this Agreement with respect to any Sub-Advised Fund by providing written notice to the Trust and the Investment Manager of the termination of this Agreement with respect to such Sub-Advised Fund at least forty (40) days prior to the end of the then-current term. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to the Fund, or it may be terminated by the Trust, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within ninety (90) days of the end of the then-current term for a Fund. The obligations of the Investment Manager and the Sub-Adviser pursuant to Section 3 of this Agreement shall terminate upon termination of the Sub-Adviser Agreement. The Operating Expense Limit specified in Schedule A is effective through to the Guarantee Maturity Date applicable to a Fund, thereafter the maximum Operating Expense Limit may be changed upon the extension of this Agreement as contemplated by this paragraph and paragraph 5.4.


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5.    Miscellaneous.

      5.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      5.2. Interpretation. Nothing herein contained shall be deemed to require a Fund or the Trust to take any action contrary to the Trust's Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds

      5.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

      5.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                            ING EQUITY TRUST


                                            By:    _____________________________
                                            Name:  Robert S. Naka
                                            Title: Senior Vice President


                                            ING INVESTMENTS, LLC


                                            By:    _____________________________
                                            Name:  Michael J. Roland
                                            Title: Executive Vice President


                                            AELTUS INVESTMENT MANAGEMENT, INC.


                                            By:    _____________________________
                                            Name:  _____________________________
                                            Title: _____________________________


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                                   SCHEDULE A

                              WITH RESPECT TO THE

                              AMENDED AND RESTATED
                          EXPENSE LIMITATION AGREEMENT

                                 BY AND BETWEEN

                             ING INVESTMENTS, LLC,
                          AELTUS INVESTMENT MANAGEMENT
                                      AND
                                ING EQUITY TRUST

                         EFFECTIVE: SEPTEMBER 23, 2002

                            OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds:

                                             GUARANTY             MAXIMUM OPERATING EXPENSE LIMIT
NAME OF FUND                               MATURITY DATE      (AS A PERCENTAGE OF AVERAGE NET ASSETS)*
------------                               -------------      ----------------------------------------
                                                             Class A     Class B     Class C     Class Q
                                                             -------     -------     -------     -------
ING Principal Protection Fund            October 11, 2006     1.75%       2.50%       2.50%       1.75%

ING Principal Protection Fund II         January 31, 2007     1.75%       2.50%       2.50%       1.75%

ING Principal Protection Fund III          June 5, 2007       1.75%       2.50%       2.50%       1.75%

ING Principal Protection Fund IV          October 8, 2007     1.75%       2.50%       2.50%       1.75%

ING Principal Protection Fund V**        January 7, 2008      1.75%       2.50%       2.50%       1.75%
                                                                                                  ----
                                                                                                    HE

Approved by the Board of Trustees on May 9, 2001 for ING Principal Protection Fund; on November 2, 2001 for ING Principal Protection Fund II; on February 26, 2002 for ING Principal Protection Fund III; on May 24, 2002 for ING Principal Protection Fund IV; and on August 20, 2002 for ING Principal Protection Fund V.

----------
* Effective through to the Guarantee Maturity Date, thereafter this limit is subject to change if the Agreement is extended as contemplated in paragraph 4 and 5.4.

** This Amended and Restated Expense Limitation Agreement is effective with respect to this Fund upon the effective date of the initial Registration Statement with respect to the Fund.


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